Exhibit 10.14

Execution Version

EIGHTH AMENDMENT AND WAIVER TO
LOAN AND SECURITY AGREEMENT

          EIGHTH AMENDMENT AND WAIVER (this “Amendment”), dated as of February 25, 2005, to the Loan and Security Agreement, dated as of May 31, 2001 (as amended by the First Amendment dated as of March 18, 2002, by the Second Amendment dated as of May 15, 2002, by the Third Amendment dated as of May 16, 2003, by the Fourth Amendment dated as of December 31, 2003, by the Fifth Amendment dated as of June 29, 2004, by the Sixth Amendment dated as of November 18, 2004, by the Seventh Amendment dated as of January 7, 2005 and as further amended and supplemented from time to time, the “Loan Agreement”), by and among METALICO, INC., a Delaware corporation (the “Parent”), certain subsidiaries of the Parent identified on the signature pages thereof (such Subsidiaries, together with the Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, as the “Borrowers”), and WELLS FARGO FOOTHILL, INC. (formerly known as Foothill Capital Corporation), as lender (the “Lender”).

          WHEREAS, Parent has requested that the Lender amend the Loan Agreement to, among other things, establish EBITDA covenants for fiscal year 2005 and waive any Event of Default that has resulted from Parent’s non-compliance with Section 6.3(c)(i) of the Loan Agreement, and the Lender has agreed to such amendments and waiver subject to the terms and conditions of this Amendment.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. All terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used herein as defined therein.

          2. The Lender hereby waives any Event of Default that would otherwise arise under Section 8.2 of the Loan Agreement by reason of the Parent failing to timely deliver to Lender copies of Borrowers’ Projections for fiscal year 2005, in accordance with Section 6.3(c)(i) of the Loan Agreement. This waiver shall be effective only in this specific instance and for the specific purpose forth herein and does not allow for any other or further departure from the terms and conditions of the Loan Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

          3. Junior Debt. Clause (ii)(B) of Section 7.1(g) of the Loan Agreement is hereby amended by deleting the number “$700,000” set forth therein and inserting the number “$1,400,000” in lieu thereof.

          4. Distributions. Section 7.11(b) of the Loan Agreement is hereby amended in its entirety to read as follows:

               “(b) the aggregate amount paid to repurchase such shares of Stock plus the aggregate amount of payments made to Carlos Aguero in respect of the Indebtedness subject to the Subordination Agreement plus the aggregate amount of payments made to the holders of the Junior Debt in accordance with Section 7.1(g) shall not exceed $1,400,000 during any calendar year,”

          5. Minimum EBITDA. Clause (i) of Section 7.20(a) is hereby amended in its entirety to read as follows:

               “(i) Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$12,791,291	For the 12 month period ending March 31, 2005

$14,640,453	For the 12 month period ending June 30, 2005

$15,524,122	For the 12 month period ending September 30, 2005

$15,081,745	For the 12 month period ending December 31, 2005

          Lender shall establish required minimum amounts for each 12-month period ending on the last day of each fiscal quarter after December 31, 2005 on such basis as Lender may determine in its Permitted Discretion, consistent with methods employed to establish minimum amounts for prior periods; provided, that if Lender and Borrowers cannot agree on such Projections, for purposes of this Section 7.20(a)(i), Borrowers’ projected EBITDA for such 12 month period shall not be less than $15,081,745.”

          6. Capital Expenditures. Clause (i) of Section 7.20(b) is hereby amended by deleting the number “$4,000,000” set forth therein and inserting in lieu thereof the number “$5,000,000”.

          7. Release.

               (a) So long as the Borrower provides Lender with at least 3 Business Days prior written notice requesting that Metalico Hartford, Inc. (“Hartford”) be released as a “Borrower” and provided, further that Borrower certify to Lender that Hartford does not own any assets or have any net operating losses at such time, Lender shall irrevocably release Hartford as a “Borrower” under the Loan Agreement and the other Loan Documents and discharge and release Hartford from all obligations and indemnities thereunder, or that otherwise relate, directly or indirectly, to the Loan Agreement or the other Loan Documents (the “Hartford Release”) and the Lender shall irrevocably release any security interest it may have in and lien on any and all assets of Hartford without recourse, representation or warranty of any kind, express or implied, and the Borrowers and Guarantors hereby release the Lender from any duty, liability or obligation (if any) under the Loan Documents in respect of such released assets.

               (b) Except as expressly provided herein, the Hartford Release does not and shall not affect any of the obligations or liabilities of any other Borrower or any other Guarantor under the Loan Agreement or any other Loan Document. The Parent shall deliver to Lender a copy of the certificate of dissolution or similar document evidencing the dissolution of Hartford promptly after the effectiveness of such dissolution.

               (c) The Lender will at the request of the Borrowers and Guarantors execute such additional instruments and other writings, and take such action, as the Borrowers and Guarantors may reasonably request, to effect or evidence the release of the Lender’s lien on the assets described in clause (a) above, but without recourse, representation or warranty of any kind, express or implied, and at the sole cost and expense of the Borrowers and Guarantors.

          8. Conditions. This Amendment shall be deemed effective as of January 1, 2005 upon satisfaction in full of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Amendment Effective Date”):

               (a) Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Lender pursuant hereto on or prior to the Amendment Effective Date shall be correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall be true and correct on and as of such date), and no Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms, unless any such Event of Default has previously been waived in accordance with Section 15 of the Loan Agreement.

               (b) Amendment Fee. Borrowers shall have paid to Lender, in immediately available funds, a fully earned and nonrefundable amendment fee equal to $2,500, the payment of which shall be effected by Lender charging such fee to Borrowers’ Loan Account.

               (c) Delivery of Documents. The Lender shall have received on or before the Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Lender and, unless indicated otherwise, dated the Amendment Effective Date:

                    (i) counterparts of this Amendment, duly executed by Borrowers and the Lender; and

                    (ii) such other agreements, instruments, approvals, opinions and other documents as the Lender may reasonably request.

               (d) Proceedings. All proceedings in connection with the transactions contemplated by this Amendment, and all documents incidental thereto, shall be reasonably satisfactory to the Lender and its special counsel, and the Lender and such special counsel shall have received all such information and such counterpart originals or certified copies of documents, and such other agreements, instruments, approvals, opinions and other documents, as the Lender or such special counsel may reasonably request.

          9. Representations and Warranties. Each of the Borrowers represent and warrant as follows:

               (a) Except as previously disclosed in writing to the Lender: (i) the representations and warranties made by such Borrower herein, in the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Lender on or prior to the Amendment Effective Date shall be correct and accurate on and as of the Amendment Effective Date as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall be true and correct on and as of such date); and (ii) subject to Section 2 hereof, no Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

               (b) Each of the Borrowers (i) is a corporation, duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment, and to perform the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing reasonably could be expected to have a Material Adverse Change.

               (c) The execution, delivery and performance by each Borrower of this Amendment, and the performance by each such Borrower of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Borrower’s charter or by-laws, any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any lien or other encumbrance (other than pursuant to any Loan Documents) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

               (d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or agency or other regulatory body is required in connection with the due execution, delivery and performance by such Borrower of this Amendment, or for the performance of the Loan Agreement, as amended hereby.

               (e) This Amendment, the Loan Agreement, as amended hereby, and each other Loan Document to which such Borrower is a party is a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by equitable principles or by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

          10. This Amendment (i) shall be effective as of January 1, 2005, (ii) shall be effective only in this specific instance and for the specific purposes set forth herein, and (iii) does not allow for any other or further departure from the terms and conditions of the Loan Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

          11. (a) Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the date hereof, (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment and (ii) all references in the other Loan Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment.

               (b) Borrowers hereby acknowledge and agree that this Amendment constitutes a “Loan Document” under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement if any representation or warranty made by Borrowers under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made.

          12. Borrowers shall pay all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and charges of counsel to the Lender) in connection with this Amendment.

          13. (a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

               (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

               (c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Left Blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

METALICO, INC.,
a Delaware corporation
METALICO-COLLEGE GROVE, INC.,
a Tennessee corporation
HHP CORPORATION,
a Tennessee corporation
METALICO-EVANS, INC.,
a Georgia corporation
METALICO-GRANITE CITY, INC.,
an Illinois corporation
WEST COAST SHOT, INC.,
a Nevada corporation
METALLICO LYELL ACQUISITIONS, INC.,
a New York corporation
LAKE ERIE RECYCLING CORP.,
a New York corporation
METALICO HARTFORD, INC.,
a Connecticut corporation
SANTA ROSA LEAD PRODUCTS, INC., a
California corporation
GULF COAST RECYCLING, INC.,
a Florida corporation
METALICO ALUMINUM RECOVERY, INC.,
a New York corporation
BUFFALO HAULING CORP.,
a New York corporation
MAYCO INDUSTRIES, INC.,
an Alabama corporation

By:	/s/ Michael J. Drury

	Name:	Michael J. Drury
	Title:	Authorized Representative

Accepted and agreed to
as of the date first above written:

WELLS FARGO FOOTHILL, INC.

By:	/s/ Douglas Tindle

	Name:	Douglas Tindle
	Title:	Vice President

8